Exhibit 99.1

News Release

Victory Capital Reports July 2026 Total Client Assets

San Antonio, Texas, August 12, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $345.1 billion, Other Assets of $3.7 billion, and Total Client Assets of $348.8 billion, as of July 31, 2026.

For the month of July, Average Total AUM was $343.3 billion, average Other Assets was $3.6 billion, and average Total Client Assets was $346.9 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	July 31, 2026	June 30, 2026
Solutions	$108,088	$105,641
Fixed Income	84,830	83,412
U.S. Mid Cap Equity	30,523	31,285
U.S. Small Cap Equity	10,865	11,331
U.S. Large Cap Equity	65,772	66,390
Global / Non-U.S. Equity	37,890	37,441
Alternative Investments	3,446	3,365
Total Long-Term Assets	$341,415	$338,864
Money Market / Short Term Assets	3,703	3,585
Total Assets Under Management[2]	$345,117	$342,450

By Vehicle
Mutual Funds[3]	$178,874	$180,696
Separate Accounts and Other Pooled Vehicles[4]	145,355	142,583
ETFs[5]	20,889	19,171
Total Assets Under Management	$345,117	$342,450

Other Assets[6]
Institutional	$3,657	$3,611
Total Other Assets	$3,657	$3,611

Total Client Assets
Total Assets Under Management	$345,117	$342,450
Total Other Assets	3,657	3,611
Total Client Assets	$348,774	$346,061

By Region
U.S.	$285,161	$283,490
Non-U.S.	63,614	62,571
Total Client Assets	$348,774	$346,061

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $348.8 billion in total client assets, as of July 31, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Carly Thomas

Director, Investor Relations and Responsible Business

210-694-9658

cthomas@vcm.com

Media:
Jessica Davila Burgess

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com